Filed Pursuant to Rule 433
Registration No. 333-272447

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Microsoft Corporation and the Common Stock of NVIDIA Corporation due September 22, 2027

Term Sheet to Preliminary Pricing Supplement dated September 10, 2024

Summary of Terms		Hypothetical Payout Profile**
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)

** assumes a Call Premium equal to the lowest possible Call Premium that will be determined on the Pricing Date

If the securities are automatically called, the positive return on the securities will be limited to the Call Premium, and you will not participate in any appreciation of any Underlying Stock, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Underlying Stock at the Upside Participation Rate.

If the securities are not automatically called prior to maturity and the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price, you will have full downside exposure to the decrease in the price of the Lowest Performing Underlying Stock on the Final Calculation Day from its Starting Price and will lose more than 50%, and possibly all, of the face amount of your securities at maturity.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $932.00 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1045520/000110465924098557/tm2423152d2_424b2.htm

Market Measure	The lowest performing of the common stock of Microsoft Corporation (Bloomberg ticker: MSFT) and the common stock of NVIDIA Corporation (Bloomberg ticker: NVDA) (each, an “Underlying Stock” and together, the “Underlying Stocks”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	September 17, 2024
Issue Date*	September 20, 2024
Final Calculation Day*	September 17, 2027
Stated Maturity Date*	September 22, 2027
Automatic Call	If the Stock Closing Price of the Lowest Performing Underlying Stock on the Call Observation Date is greater than or equal to its Starting Price, the securities will be automatically called, and on the Call Payment Date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the Call Premium.
Call Observation Date*	September 22, 2025
Call Payment Date	The third Business Day following the Call Observation Date
Call Premium	At least 40.00% of the face amount, to be determined on the Pricing Date
Maturity Payment Amount (per security)

 •  if the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is greater than its Starting Price:

$1,000 + ($1,000 × Stock Return of the Lowest Performing Underlying Stock on the Final Calculation Day × Upside Participation Rate);

•  if the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than or equal to its Starting Price, but greater than or equal to its Threshold Price:

$1,000; or

•  if the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price:

$1,000 + ($1,000 × Stock Return of the Lowest Performing Underlying Stock on the Final Calculation Day)

Upside Participation Rate	200%
Lowest Performing Underlying Stock	For the Call Observation Date or the Final Calculation Day, the Underlying Stock with the lowest Stock Return on that day.
Threshold Price	With respect to each Underlying Stock, 50.00% of its Starting Price.
Stock Return

For the Call Observation Date or the Final Calculation Day, the "Stock Return" with respect to an Underlying Stock is the percentage change from its Starting Price to its Stock Closing Price on that day, measured as follows:

Stock Closing Price on that day - Starting Price

Starting Price

Starting Price	With respect to each Underlying Stock, its Stock Closing Price on the Pricing Date
Ending Price	With respect to each Underlying Stock, its Stock Closing Price on the Final Calculation Day
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.30% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XTB3 / US13607XTB37
Material Tax Consequences	See the preliminary pricing supplement
*Subject to change

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-8 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” in the accompanying preliminary pricing supplement, and the “Risk Factors” in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Maturity And The Ending Price of the Lowest Performing Underlying Stock On The Final Calculation Day Is Less Than Its Threshold Price, You Will Lose More Than 50%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.

•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

•	No Periodic Interest Will Be Paid On The Securities.

•	You Will Be Subject To Reinvestment Risk.

•	The Call Payment Date Or The Stated Maturity Date May Be Postponed If The Call Observation Date or The Final Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stocks

•	The Securities Will Be Subject To Single Stock Risk.

•	You Have Limited Anti-dilution Protection.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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